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                                                                    Exhibit 99.1

                    [NUCENTRIX BROADBAND NETWORKS(TM) LOGO]

FOR IMMEDIATE RELEASE

For additional information contact:

Carroll D. McHenry
Chairman and CEO
972.662.4000
cmchenry@nucentrix.net

J. Curtis Henderson
Sr. Vice President and General Counsel
972.662.4000
chenderson@nucentrix.net


             NEXTEL SELECTED AS WINNING BIDDER FOR NUCENTRIX ASSETS

         Carrollton, Texas - November 6, 2003 - Nucentrix Broadband Networks, Inc. (NCNX.PK) (the Company), announced today that Nextel Spectrum Acquisition Corp. (Nextel), a wholly-owned subsidiary of Nextel Communications Inc. (Nasdaq:
NXTL), was the winning bidder at an auction conducted over the past two days in the Company's bankruptcy proceeding for its MMDS and MDS FCC licenses, certain spectrum and tower leases and other related assets. Nextel's winning bid was $51 million, subject to certain adjustments. The sale is subject to Bankruptcy Court approval and certain closing conditions, including approval of the Federal Communications Commission.

         As the winning bidder, Nextel agreed to provide financing to fund the Company's operations as a debtor in possession under the Bankruptcy Code through the closing, which is expected to occur in the second or third quarter of 2004.

                                      * * *

ABOUT NUCENTRIX

              Nucentrix Broadband Networks, Inc. provides broadband wireless Internet and multichannel video services using radio spectrum licensed by the Federal Communications Commission (FCC) at 2.5 GHz. This spectrum commonly is referred to as MMDS (Multichannel Multipoint Distribution Service) and ITFS (Instructional Television Fixed Service). Nucentrix is the third largest holder of MMDS and ITFS spectrum in the U.S. In addition, Nucentrix holds a substantial number of MDS (Multichannel Distribution Service) licenses at 2.1 GHz. Nucentrix currently offers high-speed wireless Internet services in Austin and Sherman-Denison, Texas. Nucentrix holds the rights to an average of approximately 128 MHz of MDS, MMDS and ITFS spectrum, covering an estimated 8.2 million households, in over 90 primarily medium and small markets across Texas, Oklahoma and the Midwest. Nucentrix also holds licenses for 20 MHz of WCS (Wireless Communications Services) spectrum at 2.3 GHz covering over 2 million households, primarily in Texas.

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FORWARD LOOKING STATEMENT DISCLAIMER

         This media release contains certain forward-looking statements. The words "will," "believe," "expect" and similar expressions are intended to identify forward-looking statements. These statements reflect the Company's current view of future events and are based on its assessment of, and are subject to, a variety of factors, contingencies, risks, assumptions and uncertainties deemed relevant by management that may cause actual results to vary materially from those stated herein. For example, the Company can provide no assurance that all conditions to closing the transaction described in this media release will be satisfied or that the transaction will be consummated. Other risks and uncertainties regarding the Company are described in the Company's reports filed with the SEC, including the Company's Annual Report on Form 10-K for 2002, which was filed on March 31, 2003. The Company undertakes no obligation to publicly update or revise any forward-looking statements made in this media release.


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